Exhibit 10.3
ANGELICA CORPORATION
1999 PERFORMANCE PLAN
RESTRICTED STOCK AGREEMENT
(Special Ten Year Retention Grant)

This Restricted Stock Agreement (this “Agreement”) is made and entered into as of _______________by and between Angelica Corporation, a Missouri corporation (the “Company”) and ______________ (“Employee”).

WHEREAS, Employee has been designated a participant in the Company’s Special 2006 Long-Term Incentive Program; and

WHEREAS, in consideration of the foregoing, the Board of Directors of the Company desires to award restricted shares of the Company’s common stock, $1.00 par value (the “Common Stock”), to Employee under and in accordance with the terms of the Company’s 1999 Performance Plan (“Plan”), and Employee desires to receive such shares on the terms and conditions, and subject to the restrictions, herein set forth; and

NOW, THEREFORE, in consideration of the terms and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, the following terms shall have the following meanings:

A.	“Award” means the award provided for in Section 2.

B.	“Board of Directors” means the Board of Directors of the Company.

C.
“Cause” means (i) Employee’s willful and continued failure to substantially perform his duties and responsibilities with the Company (other than as a result of incapacity due to a physical or mental condition), after a written demand for substantial performance is delivered by the Company to Employee in which there is a specific identification of the manner in which Employee is not substantially performing his duties and responsibilities; (ii) Employee’s commission of an act constituting a criminal offense involving moral turpitude, dishonesty or breach of trust; or (iii) Employee’s material breach of the terms of any employment agreement between Employee and the Company.

D.	“Date of Award” means _____________________.

E.
“Disability” means that Employee has been unable to perform the duties and responsibilities then required of him on a full-time basis for a period of 180 consecutive business days by reason of physical or mental condition. Disability shall be deemed to exist when certified by a physician or physicians selected by the Company who are acceptable to Employee or Employee’s legal representative, such agreement as to acceptability not to be unreasonably withheld.

F.	“Performance Goal” means earnings per share by the Company of $1.67 or more for any one full fiscal year during the Performance Period

G.	“Performance Period” means the period of ten (10) consecutive fiscal years of the Company, commencing January 28, 2007 (i.e. commencing with the Company’s Fiscal Year 2007).

H.
“Period of Restriction” means with respect to the Restricted Shares, the period of time between the Date of Award and the earlier of either: (i) the date that the Restrictions lapse in whole or in part as set forth in Section 3(b), 3(c) or 5 of this Agreement ; or (ii) the date the Restricted Shares are forfeited in whole or in part, as set forth in Section 4(a) or 4(b) of this Agreement.

I.
“Restricted Shares” means the shares of the Company’s common stock being granted pursuant to Section 2 of this Agreement, as well as any additional shares of common stock or other securities that may be issued after the date of the initial grant pursuant to Section 9 of this Agreement.

J.	“Restrictions” mean the restrictions on the Restricted Shares as provided for in Section 6 of this Agreement.

Section 2. Award. Subject to the terms of this Agreement and the Company’s 1999 Performance Plan, effective as of the Date of Award, the Company awards to Employee an aggregate of ______________ (______) Restricted Shares.

Section 3. Vesting of Restricted Shares. Subject to the terms and conditions of this Agreement, and for so long as Employee remains an employee of the Company, the Restricted Shares shall vest, and the Restrictions upon such Restricted Shares shall lapse, all in accordance with the following:

(a)
During the Performance Period, ten percent (10%) of the total Restricted Share Award shall become eligible to vest upon each annual anniversary of the Date of Award (but shall not actually vest pending achievement of the Performance Goal pursuant to Section 3(b) below).

(b)
Upon the Company achieving the Performance Goal, all Restricted Shares that have become eligible to vest pursuant to Section 3(a) above shall, thereupon, immediately vest, and all Restrictions as to such vested Restricted Shares shall immediately lapse.

(c)
After the Company has achieved the Performance Goal, and in addition to those Restricted Shares that have vested pursuant to Section 3(b) above, an additional ten percent (10%) of the total Restricted Share Award shall vest upon each subsequent annual anniversary of the Date of Award during the remainder of the Performance Period, and all Restrictions as to such additional Restricted Shares shall immediately lapse at the time they vest.

Section 4. Forfeiture of Restricted Shares.

(a)
If, during the Performance Period, Employee shall cease to be employed by the Company due to a termination by the Company for Cause or termination by Employee for any reason other than death, Disability or retirement on or after attaining age 65, Employee shall immediately forfeit to the Company all Restricted Shares that have not previously vested pursuant to either Section 3(b), Section 3(c) or Section 5, without any consideration paid to Employee, and, thereafter, Employee shall have no further rights with respect to such forfeited Restricted Shares. If Employee’s employment with the Company terminates during the Performance Period by reason of Employee’s death, Disability or retirement on or after attaining age 65, Employee shall remain eligible to earn those Restricted Shares that have, prior to the date of such termination, become available to vest pursuant to Section 3(a), upon the Company achieving the Performance Goal as provided in Section 3(b); provided, however, that all remaining Restricted Shares that have not become available to vest by such date shall be immediately forfeited by Employee to the Company.

(b)
If, at the end of the Performance Period, Employee has remained continuously employed by Company during the Performance Period, but Company has failed to achieve the Performance Goal, then, to the extent the Restricted Shares have not previously vested pursuant to Section 5 below, Employee shall immediately forfeit to the Company all Restricted Shares, without consideration paid to Employee and, thereafter, Employee shall have no further rights with respect to such Restricted Shares.

Section 5. Change of Control. Notwithstanding anything to the contrary contained herein, and so long as the Restricted Shares have not previously been forfeited pursuant to Section 4(a) or Section 4(b) above, then if, at any time following the Date of Award until the end of the Performance Period, there occurs a Change of Control as defined in the 1999 Performance Plan, all Restricted Shares that have not yet vested shall thereupon immediately vest and all restrictions on such Restricted Shares shall thereupon immediately lapse.

Section 6. Limitations on Transfer. Restricted Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered until such Restricted Shares have vested, and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance prior to the time such Restricted Shares have vested, whether made or created by voluntary act of Employee or of any agent of such Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for such Restricted Shares.

Section 7. Shareholder Rights during Period of Restriction. Unless and until such Restricted Shares are forfeited as set forth in Sections 4(a) or 4(b) hereof, and subject to the Restrictions set forth in Section 6 above, Employee shall have all of the rights of a shareholder of the Company with respect to Restricted Shares, including the right to vote and to receive dividends on the Restricted Shares.

Section 8. Issuance of Shares. No certificates for shares of Common Stock shall be delivered to Employee as to any Restricted Shares before the Period of Restriction as to such Restricted Shares has ended, but the Employee’s interest in shares shall be entered in records maintained for this purpose by the Company. The Company shall deliver certificates for the Restricted Shares that have vested pursuant to Section 3(b), 3(c) or 5 of this Agreement as soon as practicable after the date such shares vest. Any certificate issued for Restricted Shares that have vested under this Agreement shall be registered in the name of the Employee unless the Employee gives written instructions to register such shares in another name.

Section 9. Adjustment in Certain Events. If there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, each Restricted Share under this Agreement shall be adjusted in the same manner as any other share of the Company’s Common Stock and the provisions of this Agreement shall extend not only to the number of Restricted Shares awarded hereunder, but also to all additional shares of Common Stock or other securities received by Employee pursuant to any such change with respect to the Restricted Shares granted hereunder, which additional shares of Common Stock or other securities shall be deemed to be Restricted Shares for purposes of this Agreement.

Section 10. Amendment. This Agreement may be amended by mutual consent of the parties hereto by written agreement.

Section 11. Withholding. The Company shall have the right to withhold from or require Employee to pay to the Company any amounts required to be withheld by the Company in respect of any federal, state or local taxes in respect of the Restricted Shares or any compensation under this Agreement. Employee may elect to have such withholding satisfied by a reduction in the number of Restricted Shares deliverable to Employee under this Agreement at such time, such reduction to be calculated based on the average of the high and low market prices per share of stock on the date of such election.

Section 12. Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

ANGELICA CORPORATION

By:
       Stephen M. O’Hara
       Chief Executive Officer

EMPLOYEE

_______________________________________

Printed Name: ____________________________